Exhibit 99.1

445 Pine Avenue, Goleta, CA  93117

FOR IMMEDIATE RELEASE

Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	www.communitywest.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports 2009 Q1 Results

Goleta, California, April 24, 2009 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported a net loss of $6,729,000 for the quarter ended March 31, 2009 (2009 Q1), compared to net income of $997,000 for the quarter ended March 31, 2008 (2008 Q1).

Net Interest Income

Net interest income for the comparative quarter ended March 31, 2009 decreased by $398,000, primarily because the Company’s net interest margin decreased by 52 basis points, to 3.56% for 2009 Q1 from 4.08% for 2008 Q1.

Total interest income for the comparative quarter ended March 31, 2009 decreased by $1,794,000.  A $2,513,000 decrease is attributed to lower interest rates and is partially offset by a $719,000 increase attributed to loan growth.

Interest expense on deposits for the comparative quarter decreased by $1,137,000.  A $1,412,000 decrease is attributed to lower interest rates and is partially offset by a $275,000 increase attributed to deposit growth.  Interest expense on borrowings decreased $259,000, primarily due to lower interest rates.

Provision for Loan Losses

The Company recorded a substantially higher comparable loan loss provision for 2009 Q1, reflecting the effect of increases in experienced loss frequency and severity on the provision calculation.  During 2009 Q1, the Company experienced some deterioration and downgrades to specific loans in its portfolio, including net charge-offs of $6.5 million, generally related to the current economic circumstances.  A major component of the allowance calculation relates to historical loan losses.  The Company has experienced elevated levels of loan losses over the past four quarters thereby resulting in a significantly higher allowance requirement.  The migration of the losses through the loan portfolio has resulted in a calculated increase in the allowance of $7.3 million at December 31, 2008 to $13.4 million at March 31, 2009.  This increase is directly related to the effect of historical loan losses on our estimate of losses inherent in the portfolio as of the balance sheet date and does not necessarily reflect expected future losses.  In addition, non-performing loans significantly decreased from $16.9 million at December 31, 2008 to $8.7 million at March 31, 2009, due to a combination of charge-offs, upgrades and payoffs.

Non-Interest Income and Non-Interest Expenses

Non-interest income decreased by $246,000 to 2009 Q1 compared to 2008 Q1, primarily from lower loan fees.

Non-interest expenses increased by $627,000 to 2009 Q1 compared to 2008 Q1.  The increases were primarily attributable to the reserve on undisbursed loans, FDIC insurance assessment and expenses related to special assets.

BALANCE SHEET

The Company’s total assets increased $12.8 million to $669.8 million at March 31, 2009 compared to $657.0 million at December 31, 2008.  Net loans increased by $4.7 million and combined liquid assets and investment securities increased by a net of $1.6 million.

On the funding side, as of March 31, 2009, deposits increased by $9.6 million while FHLB and FRB advances increased by $10.0 million compared to December 31, 2008.

CAPITAL

As of March 31, 2009, the Company had $59.8 million in total shareholders’ equity, or 8.92% of consolidated total assets, and book value per common share was $7.68.  The Company and Community West Bank continue to operate at capital levels in excess of the “well capitalized” benchmarks.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “As our markets and the economy continued to be plagued by economic instability, we continued to build our allowance and focus on our overall balance sheet strength.  In addition, we made the strategic decision to discontinue SBA lending east of the Rocky Mountains.  While no assurances can be made, we believe that actions taken, combined with the fact that our non-accrual loans have declined significantly, better position the Company to manage through these turbulent times."

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31	December 31
	2009	2008

Cash and cash equivalents	$12,820	$12,253
Interest-earning deposits in other financial institutions	591	812
Investment securities	39,241	37,975
Loans:
Held for sale	99,581	131,786
Held for investment	499,582	456,630
Less: Allowance	(13,414)	(7,341)
Net held for investment	486,168	449,289
NET LOANS	585,749	581,075

Other assets	31,407	24,866

TOTAL ASSETS	$669,808	$656,981

Deposits	$485,015	$475,439
FHLB and FRB advances	120,000	110,000
Other liabilities	5,015	4,924
TOTAL LIABILITIES	610,030	590,363

Stockholders' equity	59,778	66,618

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$669,808	$656,981

Shares outstanding	5,915	5,915

Book value per common share	$7.68	$8.84

Non-accrual loans	$8,714	$16,903

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Quarter Ended March 31,
	2009	2008

Interest income	$10,217	$12,011
Interest expense	4,454	5,850
Net interest income	5,763	6,161
Provision for loan losses	12,555	673
Net interest income after provision for loan losses	(6,792)	5,488

Non-interest income	1,168	1,414
Non-interest expenses	5,807	5,180
Income before income taxes	(11,431)	1,722
Provision for income taxes	(4,702)	725

NET INCOME (LOSS)	$(6,729)	$997

Preferred stock dividends	261	-

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(6,990)	$997

Earnings (loss) per share:
Basic	$(1.18)	$0.17
Diluted	(1.18)	0.17

Weighted average shares:
Basic	5,915	5,909
Diluted	5,915	5,975

Selected average balance sheet items

Average assets	$672,740	$622,725
Average gross loans	599,574	552,683
Average deposits	484,930	450,575